EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

BLACKSTONE PRIVATE CREDIT FUND

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$1,118,937,553(a)	0.0001102%	—

Fees Previously Paid	—	—	$123,306.92(b)

Total Transaction Valuation	$1,118,937,553

Total Fees Due for Filing			$123,306.92

Total Fees Previously Paid			$123,306.92

Total Fee Offsets			—

Net Fee Due			$0.00

(a)

The transaction value is calculated as the estimated aggregate maximum purchase price for Shares. The fee of $123,306.92 was paid in connection with the filing of the Schedule TO-I by Blackstone Private Credit Fund (File No. 005-91801) on November 2, 2022 (the “Schedule TO”).

(b)	Calculated at $110.20 per $1,000,000 of the transaction value.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	Blackstone Private Credit Fund	SC TO-I	005-91801	November 2, 2022		$123,306.92

Fee Offset Sources					November 2, 2022		$123,306.92